Exhibit 10.25

April 2, 2021

Josh Sherbin

Via Email Delivery

Dear Josh,

On behalf of The Shyft Group, Inc. and its subsidiaries (the “Company”), we are pleased to offer you the position of Chief Legal Officer. In this role, you will also serve as our corporate Secretary and Chief Compliance Officer. We are very excited about the potential that you bring to the Company and look forward to you joining our team. We believe that your background, experience and skill set will be an ideal fit as we move the business to the next level and will help drive future success.

The following summarizes the components of our offer of employment. If you find these terms acceptable, please sign and date where indicated, and return a scanned copy to my attention by April 7, 2021. Your start date will be a mutually agreeable date on or before May 17, 2021.

Workplace Location and Reporting Relationship

You will report directly to Daryl Adams, President and Chief Executive Officer. Your place of employment will be located at the Novi facility, located at 41280 Bridge Street, Novi, MI 48375.

Compensation

Your bi-weekly base salary will be $15,384.62, which calculated on an annual basis is $400,000, less applicable withholdings and payroll deductions. This position is classified as exempt and eligible for a merit increase in 2022.

Annual Incentive Compensation

You are approved to participate in the Annual Incentive Compensation (“AIC”) plan commencing January 1, 2021. The target level for this bonus, based on your position, is 60% of your annual base salary. The actual payout depends on the achievement of business performance, which includes key metrics. Payment of AIC is dependent upon continued employment as of the date the compensation is paid. AIC details are defined by and subject in all respects to The Shyft Group, Inc. Leadership Team Compensation Plan (the "Plan"). In 2021, your award will be based on 12 months and will not be prorated.

Participation in one performance year does not guarantee participation in any subsequent performance years, as the Plan is discretionary, and all awards are subject to approval by the President and CEO, Human Resources, and the Human Resources and Compensation Committee (“Committee”).

Long-Term Incentive Compensation

You are also approved to participate in the Long-Term Incentive Compensation ("LTIC”) plan beginning in 2022, pursuant to which discretionary equity awards are granted by the Committee on an annual basis. Restricted Stock Unit (“RSU”) and Performance Stock Unit (“PSU”) grants are awarded solely within the discretion of the Committee and are not guaranteed.

Your LTIC award is based on your level within the Plan. For your position, the LTIC Bonus Percentage will be 100% of your annual base salary. We expect your first RSU/PSU LTIC award to be granted in March 2022, subject to your continued employment on the grant date. LTIC award details are defined by and subject in all respects to the Plan and the individual award agreements.

Participation in one performance year does not guarantee participation in a subsequent performance year, as the Plan is discretionary, and all awards are subject to approval by the President and CEO, Human Resources, and the Committee.

Long-Term Incentive Compensation 2021 Award

You will receive a Shyft equity award with a value of $400,000 to be awarded in the form of RSUs. The number of RSUs issued to you on June 1, 2021 will be determined using the average stock price over the preceding 30 calendar days. The RSUs will vest ratably over a three-year period, subject to any exceptions set forth in the award agreement reflecting the grant of such RSUs.

Severance

The Company is confident that you will be an essential and valued employee, and we look forward to your contributions. You are approved to participate in our Management Severance Plan. Pursuant to this plan, if your employment is terminated by the Company without cause and you sign a release in a form satisfactory to the Company and otherwise meet the conditions of the plan, you will be entitled to separation pay equal to twelve

(12) months’ base salary. All of the terms regarding severance are set forth in and subject in all respects to the Management Severance Plan.

Benefits

You will be eligible to participate in the Company-sponsored employee benefit plans. You will become eligible for most benefits the first day of employment and the plans will be discussed in more detail during orientation. A highlight of current benefits are set forth below for your consideration.

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Vacation - You will accrue vacation at a rate of 3.07 hours per week, which is equivalent to four (4) weeks of vacation annually. If your employment ends within one year of your date of hire (with or without cause), you will not be paid for unused vacation.

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Health and Welfare Benefits - You will be eligible to elect health and welfare benefits, effective on your date of hire. The Company offers one PPO Medical Plan and two different High Deductible Health Plans, with optional Health Savings Accounts. Dental, vision and an assortment of other benefit offerings are also available to you. Please reference the benefits guide for additional information.

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Retirement Plan - You will also be eligible to participate in the Company’s Retirement Plan, a 401(k) plan, the first day of the month following 60 days of employment. The Company matches 50% of an employee’s 401(k) deferral percentage up to the first 6% of eligible compensation. If you have an existing balance in another 401(k) plan and wish to roll it over, information to do so can be obtained from Human Resources, or from Fidelity, either online at www.fidelity.com or by phone at (800) 835-5097.

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Employee Stock Purchase Program - We offer an Employee Stock Purchase Plan (ESPP) to all employees after 180 days of employment. The plan allows you to buy company stock at a 10% discount through payroll deduction.

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Section 16 Officer Perquisites: You will be eligible to receive perquisites provided to other similarly situated Section 16 Officers including but not limited to Supplemental Executive Retirement Plan (“SERP”), Executive Concierge Medical, life insurance and disability buy-up.

The terms and scope of participation for these benefits and the compensation plans and policies referenced in this letter are subject to the plans and policy documentation and are subject to change.

General

This letter is not an employment contract. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, and with or without notice, without liability to you or the Company, other than as expressly provided in this letter. If you agree to the terms of this offer and commence employment, a contract of employment is not created.

Any representations or statements that may have been made to you that are contrary to the information in this letter are superseded by this letter. This letter, together with the various plans and agreements referenced in this letter, is the full and complete outline of the terms of your employment with the Company.

The Company requires the successful completion of a post-offer, pre-employment background check and drug screen. The offer set forth in this letter is also contingent on the acknowledgment of the Company’s Code of Conduct and signing the Associate Innovation and Intellectual Property Agreement.

By signing this offer letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

If you have any questions regarding this letter, please do not hesitate to contact me by phone at 248-693-5952 or via email at colin.hindman@theshyftgroup.com.

Lastly, in anticipation of your acknowledgement of this offer, we wish you every success as you join The Shyft Group.

Sincerely,

THE SHYFT GROUP USA, INC.

/s/ Colin Hindman

By:     Colin Hindman

Its:      Chief Human Resources Officer

By signing below, I accept the terms of the offer set forth above.

Acknowledged and agreed to on the 2nd day of April, 2021 .

/s/ Joshua Sherbin

Joshua Sherbin